FORM 5                                                               PAGE 6 OF 8

          U -- Disposition pursuant to a tender of shares in a change of control transaction

FORM 3, 4 OR 5 HOLDINGS OR TRANSACTIONS NOT PREVIOUSLY REPORTED

To indicate that a holding should have been reported previously on Form 3, place a "3" in Table 1, column 3 or Table II, column 4, as appropriate. Indicate in the space provided for explanation of responses the event triggering the Form 3 filing obligation. To indicate that a transaction should have been reported previously on Form 4, place a "4" next to the transaction code reported in Table I, column 3 or Table II, column 4 (e.g., an open market purchase of a non-derivative security that should have been reported previously on Form 4 should be designated as "P4"). To indicate that a transaction should have been reported on a previous Form 5, place a "5" in Table I, column 3 or Table II, column 4, as appropriate. In addition, the appropriate box on the front page of the Form should be checked.

--------------------------------------------------------------------------------

                                                           OMB APPROVAL
                                                     -------------------------
                                                     OMB Number: 3235-0362
                                                     -------------------------
                                                     Expires: October 31, 2001
                                                     -------------------------
                                                     Estimated average burden
                                                     hours per response...1.0
                                                     -------------------------


------
FORM 5/A
------

/ /        Check box if no     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
           longer subject to                WASHINGTON, DC 20549
           Section 16. Form
           4 or Form 5         ANNUAL STATEMENT OF CHANGES BENEFICIAL OWNERSHIP
           obligations may
           continue. See       Filed pursuant to Section 16(a) of the Securities
           Instruction 1(b).                Exchange Act of 1934,
/ /        Form 3 Holdings          Section 17(a) of the Public Utility
           Reported           Holding Company Act of 1935 or Section 30(f) of
                                          the Investment Company Act
/ /        Form 4                                  of 1940
           Transactions
           Reported

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
     MONKSTOWN LLC                                      DLD GROUP, INC.                         to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director       X  10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. Identification    4. Statement for      ----              ---
                                                  Number of Reporting         Month/Year            Officer (give     Other (Specify
   404 CRABAPPLE SPRINGS CT                        Person, if an                04/01            ----        title ---        below)
-------------------------------------------        entity (Voluntary)      -------------------               below)
                 (Street)                      5. If Amendment,
                                                  Date of Original
   WOODSTOCK GA 30188                             (Month/Year)                               7. Individual or Joint/Group Reporting
-------------------------------------------         04/01                                       (Check Applicable Line)
(City)           (State)           (ZIP)         -------------------                         X
                                                                                             -- Form Filed by One Reporting Person
                                                                                             -- Form Filed by More than One
                                                                                                Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                the end of          Direct         Benefi-
                                  (Month/                                                Issuer's Fiscal     (D) or         cial
                                   Day/                 ----------------------------     Year (Instr. 3      Indirect       Owner-
                                   Year)                Amount    (A) or      Price      and 4)              (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                              40,000                D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
*If the form is filed by more than one reporting person, see instruction 4(b)(v).

FORM 5/A (CONTINUED)

                          TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                              ---------------  -----------------------------------
                                                                (A)     (D)    Date    Expira-            Amount or
                                                                               Exer-   tion       Title   Number of
                                                                               cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Explanation of Responses:

Reporting person no longer part of a control group, as ownership is <1%

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                           Monkstown LLC
                                                                                           By: /s/  Benjamin Giacchino     1/28/02
                                                                                           ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.
